Exhibit 99.1

News Release CRESTWOOD MIDSTREAM PARTNERS LP 700 Louisiana Street, Suite 2550 Houston, TX 77002 www.crestwoodlp.com

Crestwood Midstream Announces Pricing of Private Offering of $700 Million of 6.25% Senior Notes Due 2023

HOUSTON, TEXAS, March 9, 2015 – Crestwood Midstream Partners LP (NYSE: CMLP) (“Crestwood Midstream”) announced today that it has priced $700 million in aggregate principal amount of 6.25% unsecured Senior Notes due 2023 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be guaranteed on a senior unsecured basis by Crestwood Midstream’s existing and future subsidiaries that guarantee the company’s other series of Senior Notes outstanding and its revolving credit facility. The Company expects to close the offering on March 23, 2015.

Crestwood Midstream expects to use the net proceeds from this offering to fund the redemption of all outstanding 7.75% Senior Notes due 2019, to pay down borrowings outstanding under its revolving credit facility, and for general partnership purposes. In connection with this offering, Crestwood Midstream has notified the trustee of the 7.75% Senior Notes of Crestwood Midstream’s election to redeem all of the 7.75% Senior Notes outstanding on April 8, 2015, subject to completion of the Notes offering.

The Notes and the related guarantees will be offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

About Crestwood Midstream Partners LP

Houston, Texas, based Crestwood Midstream (NYSE: CMLP) is a master limited partnership that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. Crestwood Midstream is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation and terminalling of NGLs; and gathering, storage, terminalling and marketing of crude oil.

Source: Crestwood Midstream Partners LP

Crestwood Midstream Partners LP

Investor Contact

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Vice President, Investor Relations

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